Exhibit 99.1

Contact:	John L. Morgan
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

UPDATE REGARDING ARCHIVER’S

Minneapolis, MN (December 2, 2009)  -  Winmark Corporation (Nasdaq; WINA) announced today that effective immediately, it will assume the management of Tomsten, Inc. (dba Archiver’s) (“Archiver’s”).  John L. Morgan, Winmark’s Chairman and Chief Executive Officer will be named to Archiver’s Board of Directors and will be named Chairman and Chief Executive Officer of Archiver’s.

John L. Morgan stated, “Since our initial investment in 2002, we have strongly believed in the Archiver’s concept.  Winmark is uniquely positioned to assist Archiver’s during these challenging economic times.”

Archiver’s, The Photo Memory Store, is your source for creative ways to enjoy and preserve the special moments in life. With 44 stores in 18 states across the U.S., Archiver’s is where you organize, display, and preserve your photographs and memories, as well as create customized cards, invitations, and announcements for all of life’s celebrations.

Winmark Corporation creates, supports and finances business.  At September 26, 2009, there were 874 franchises in operation under the brands Play It Again Sports®, Once Upon A Child®, Plato’s Closet® and Music Go Round® and there were 37 territories in operation under the Wirth Business Credit® brand.  An additional 36 retail franchises have been awarded but are not open.  In addition, at September 26, 2009, the Company had loans and leases equal to $41.1 million.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company including statements with respect to our ability to finance the growth of our leasing and franchising businesses for the foreseeable future.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.